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               FIRST LANCASTER FEDERAL SAVINGS BANK
               MANAGEMENT RECOGNITION PLAN COMMITTEE

                         NOTICE OF AWARD
                         ---------------


     WHEREAS, the Board of Directors of First Lancaster
Bancshares, Inc. (the "Company") has previously adopted the First
Lancaster Federal Savings Bank Management Recognition Plan (the
"Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors Gay, Sutton, and Zanone as members of the Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan; and

     WHEREAS, the Plan became effective on January __, 1997, upon its receipt of stockholder approval, and Sections 6.04 and 6.05 of the Plan provide for automatic awards on the Plan effective date, including the award referenced below.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
__________________________:

                                Number of Shares Subject to
           Recipient                         Plan Share Award

          _________________                    _______________


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                      FIRST LANCASTER FEDERAL SAVINGS BANK
                      MANAGEMENT RECOGNITION PLAN
                      COMMITTEE


                      By: _________________________
                                Its Chairman